Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-3 No. 333-106339, Form S-8 No. 333-123418, Form S-8 No. 333-123417, Form S-8 No. 333-123416, Form S-8 No. 333-119948, Form S-8 No. 333-108511, Form S-8 No. 333-81917, Form S-8 No. 333-34553, and Form S-8 No. 33-53024 of our reports dated June 15, 2005, with respect to the consolidated financial statements and schedule of Smithfield Foods, Inc. and subsidiaries, Smithfield Foods, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Smithfield Foods, Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended May 1, 2005.

/s/ Ernst & Young LLP

Richmond, VA

July 5, 2005